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                                                                  Exhibit 10.21

                              EMPLOYMENT AGREEMENT

      This Agreement is entered into on the 24th day of June, 1994, by and between STEEL DYNAMICS, INC. ("Employer"), an Indiana corporation, and MARK MILLETT ("Employee").

      In consideration of the mutual covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I

                               Term of Employment

      1.1 The Employer hereby hires the Employee and the Employee hereby accepts employment with the Employer for a period of five (5) years, commencing with the first date for which the Employee receives compensation hereunder, subject, however, to prior termination of this Agreement in the event of disability (Section 4.4), death (Section 4.5), or breach (Section 8.1). After the original term, employment hereunder shall be on a month-to-month basis. In the event, however, that employment is thereafter terminated or not renewed by the Employer, without cause within the meaning of Section 8.1, the Employee shall be entitled to receive six (6) months of severance compensation at the base salary rate set forth in Section 3.2.

                                   ARTICLE II

                               Duties of Employee

      2.1 The duties to be performed by the Employee shall include (but shall not be limited to) assisting in the design and layout, specification and selection of machinery and equipment, contract negotiations, construction monitoring, and overall supervision of a thin slab casting steel mill, to be located in the Midwest (the "Mill"); shall include employee staffing, training, and supervision; shall include troubleshooting in connection with start-up operations; and shall include the performance of such duties as Vice President of Melting and Casting of Steel Dynamics, Inc. as may be prescribed from time to time by the Employer's Board of Directors. The Employee shall devote his full business time, skill, energies, business judgment, knowledge and best efforts to the advancement of the best interests of the Employer and the performance of his executive, administrative and operational duties on behalf of the Employer.

      2.2 The duties of the Employee may be changed from time to time by the mutual consent of the Employer and Employee without affecting the other terms or conditions of this Agreement.

      2.3 At the commencement of his employment and thereafter during the term of this Agreement, the Employee shall perform his
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duties at such place or places as the Employee and the Employer may agree, including such necessary travel as shall be required.


                                  ARTICLE III

                                  Compensation

      As compensation for services rendered under this Agreement, and in addition to the additional Employee Benefits to which the Employee is entitled pursuant to Article IV, the Employer shall pay to the Employee the following amounts:

      3.1 A one-time payment, paid previously, in the amount of Sixty-Five Thousand Dollars ($65,000).

      3.2 A base salary of One Hundred Fifty Thousand Dollars ($150,000) per year, payable in periodic installments as shall be mutually agreeable between the parties but not less than monthly payments of Twelve Thousand Five Hundred Dollars ($12,500.00).

      3.3 An annual bonus, two-thirds (2/3) of which shall be payable in cash and the balance of one-third (1/3) of which shall be payable in cash or deferred compensation pursuant to such terms and conditions as the parties may mutually agree in advance (and which may include rights to apply all or a portion thereof toward the purchase of Employer stock on the occurrence of certain future events). The annual bonus shall not exceed in the aggregate two hundred percent (200%) of the base salary described in Section 3.2. In order to calculate the amount of such bonus, an annual bonus pool of funds equal to three percent (3%) of the Employer's pre-tax earnings, as determined under generally accepted accounting principles for financial accounting purposes, less an amount equal to ten percent (10%) of the amount determined to constitute the equity investment in the company, shall be placed into such bonus pool. Such bonus pool to be allocated among specifically designated key executive employees, which shall include the Employee in proportion to his respective base salaries. The designation of key executive employees for bonus pool purposes, in addition to the Employee, shall be made by the Management Committee of the Employer's Board of Directors, with input from the Employee. Any funds not allocated or otherwise in excess of the bonus cap described herein shall revert to unrestricted status.

      During the original five (5) year term of this Agreement, the Employee shall be entitled in any and all events to a bonus of the greater of sixty percent (60%) of his base salary or the amount determined as a result of the foregoing pre-tax earnings formula, regardless of the Employer's profitability.

      For purposes of this Section 3.3, the amount of the "equity investment" in the company shall be determined in accordance with generally accepted accounting principles, for


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financial accounting purposes, and shall be calculated on the basis of the total common and preferred stockholders' equity as of the beginning of the company's fiscal (calendar) year for which the bonus is being determined.

      All cash bonus payments shall be paid on or before April 1 of the year following the Employer's fiscal (calendar) year for which the award is made.

      3.4 In the event that after the expiration of the thirtieth (30th) month following the commencement of actual compensation to the Employee hereunder, the Employer has not received funding commitments to enable the proposed thin slab casting steel mill to be constructed in the manner envisioned in a business plan to be developed for presentation to prospective investors, or if the Employer should determine that the proposed venture will not proceed (for that or any other reason), then, in addition to and not in lieu of the remaining compensation to which he is entitled hereunder, the Employee shall additionally receive, in cash, an amount equal to two (2) years of his base salary, as described in Section 3.2. This payment shall be deemed to be in exchange for the common shares of the Employer owned by or through the Employee at such time, and shall be conditioned upon the Employer's entitlement to a reconveyance of such shares concurrently therewith. This payment shall likewise be in lieu of and not in addition to any payments that may become due by reason of the operation of Sections 6.1 or 6.2.

                                   ARTICLE IV

                               Employee Benefits

      4.1 The Employer agrees to provide the Employee and his family with major medical health insurance and with long term disability insurance, with terms and in amounts comparable to or better than Employee's coverages from his previous employer, and Employer agrees to provide the Employee with term life insurance in an amount equal to twice the Employee's base salary with double indemnity in the case of death by accident.

      4.2 The Employee shall be entitled to three (3) weeks vacation each year.

      4.3 The Employer shall reimburse and make the Employee whole for the reasonable relocation expenses of the Employee and his family, which reimbursement shall include (but not necessarily be limited to) payment for house sale fix-up expenses not to exceed $1,000, reimbursement for expenses of sale of the Employee's home (including title insurance, survey, real estate Commissions, out-of-pocket expenses relating to house hunting, and up to twelve
(12) months interest, insurance and taxes on the Employee's existing home mortgage (or until such earlier time as the Employee shall have sold that home). In addition, the Employer will reimburse and


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make the Employee whole on any loss on the sale of the Employee's current residence, based on current value; and to determine "current value" the Employee, at the Employer's expense, shall promptly secure a current MAI appraisal of the fair market value of his present home, based upon a proposed sale for cash within a period of twelve (12) months.

      4.4 If, due to physical or mental disability, the Employee shall be unable to perform substantially all of his duties for a continuous period of six (6) months, either the Employee or the Employer may by notice terminate the Employee's employment under this Agreement, effective as of sixty (60) days after the date such notice is given. In the event of termination, however, the Employer agrees to continue paying the Employee an amount equal to and in the same periodic installments as his base salary, as provided in Section 3.2, less any amounts payable to the Employee under any benefits paid by Workmen's Compensation, or under any other state disability benefits program, or any other Employer provided disability benefits, including the Employer's long-term disability policy called for by Section 4.1, but only during the remaining period of the original five (5) year term hereof.

      4.5 In the event of the Employee's death, the Employee's employment under this Agreement shall be deemed automatically terminated, effective as of the date of death; provided, however, that the Employer shall thereafter continue paying the Employee's estate or designated beneficiary an amount equal to and in the same periodic installments as his base salary, as provided in Section 3.2, but only during the remaining portion of the original five (5) year term hereof.

                                   ARTICLE V

                       Reimbursement of Employee Expenses

      5.1 The Employer will reimburse the Employee for reasonable business expenses related to the business of the Employer, including expenditures for entertainment, business promotion, and travel, according to policies and guidelines to be prescribed from time to time by the Board of Directors. The Employee shall be required to furnish to the Employer documentary evidence, as required for tax purposes, containing sufficient information to establish the amount, date, place, and the essential character of the expenditure.

                                   ARTICLE VI

                       Post-Employment Ownership of Stock

      6.1 Limited only to the original seven (7) year term hereunder, but ending, if sooner, on the date the Employer's common shares of Steel Dynamics Holdings, Inc. ("Holdings") are sold in an initial public offering and the Holdings' common shares are listed


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on any national securities exchange or quoted on the NASD automated quotation system, should the Employee's employment terminate hereunder, then:

            (a) If termination shall have occurred prior to one year after the date of Mill Completion (the "First Anniversary"), for cause, as defined in Section 8.1, Holdings shall automatically become entitled to a reconveyance of the Employee's common shares, without the payment of any consideration by Holdings other than the price paid by the Employee for such shares (which shall be paid in cash); and Holdings shall be entitled to petition any court with jurisdiction herein for the appointment of a special master to effect such conveyance, such grant of authority herein being deemed to constitute a proxy coupled with an interest.

            (b) If termination shall have occurred, unrelated to any Employer induced harassment or hostile work environment, because the Employee voluntarily resigns prior to the Mill Completion, Holdings shall automatically become entitled to the same reconveyance of the Employee's shares, for the same consideration, and with the same power to compel the reconveyance as set forth in Section 6.1(a). If termination shall have occurred because of the Employee's disability (Section 4.4) or death (Section 4.5) prior to the First Anniversary, or Employee's voluntary resignation, after the date of Mill Completion and prior to the First Anniversary, the Employee (or his estate) shall have the option, exercisable within one (1) year following termination, to sell or "put" his Common Shares to Holdings, for cash, for an amount, determined as of the date of termination, equal to two (2) years of his base salary, as described in Section 3.2, and with the same power to compel the reconveyance as set forth in Section 6.1(a).

            (c) If termination shall have occurred because of the Employer's termination of Employee's employment, without cause, prior to the First Anniversary, or because of termination by the Employer or the Employee after the First Anniversary, or because of the Employee's disability or death after the First Anniversary, the Employee shall have the option, exercisable within one (1) year following termination, to sell or "put" his common shares to Holdings (if, as, and when permitted under applicable state corporate law), for cash, in quarterly installment over a period of two (2) years, with interest at the Employer's prime of "reference" rate for short-term commercial borrowing, for an amount, determined as of the date of termination, equal to the greater of (i) two times Employee's annual base salary or (ii) the fair market value of such shares. In the event, however, that Holdings is precluded by applicable corporate law or Holdings is in default or would be in default under a loan or other covenant from making any payment hereunder, otherwise required by this


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      Section 6.1(c), or if any such payment is required to be deferred, then,
      Holdings shall not be required to purchase the Shares until such restrictions lapse and at such time interests will also be paid to Employee on such amount for the period Holdings was restricted from making the required payment. Holdings shall use reasonable efforts to effectuate Employee's exercise of the "put" herein, including good faith efforts to obtain the consent of any lender or other party if a covenant or agreement prohibits same or requires such consent. Fair market value of the shares shall be agreed upon by Holdings' board of directors and the Employee. If such parties are unable to agree upon such fair market value within 30 days of notice of any put or call, fair market value shall be determined by a mutually agreeable appraiser.

      For purposes of this Section 6.1 the term "Mill Completion" shall mean the substantial completion of the steel mill and commencement of marketable steel (prime or seconds) production therein.

            (d) Notwithstanding the foregoing, the Employee shall only have the right to "put" to Employer an amount of common shares with a fair market value of up to a cap of $1.4 million.

      6.2 In the event that Employee is no longer employed by Employer and becomes employed by a competitor of Employer, Holdings shall have the right to "call" or purchase the Employee's shares, at the same valuation and subject to the same terms and limitations described in Section 6.1(c) and the same rights to compel the reconveyance described in Section 6.1(a).

                                  ARTICLE VII

              Employee's Representations, Warranties and Covenants

      The Employee hereby represents, warrants, covenants and agrees, to the best of his knowledge and belief, that:

      7.1 He has the full right, power, and authority to enter into this Agreement and to perform his duties and obligations hereunder without breaching or in any manner being in conflict with or in violation of any other agreements, whether employment agreements or otherwise, to which he is a party or by which he is bound.

      7.2 He is not now subject to any covenant against competition or similar covenant which would affect his right to perform the duties contemplated hereunder.

      7.3 He has not knowingly appropriated nor will he knowingly appropriate any trade secrets, or confidential information belonging to his former or current employer, whether in


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the form of papers, plans, drawings, specifications, electronic media, magnetic tape, or other documents, or information contained therein.

      7.4 During the period of his anticipated employment, he will develop and have access to information related to the business, operations, future plans, processes, specifications, procedures, and research and development that the Employer will want to maintain as proprietary and not disclose publicly. The Employee covenants that during the term of his employment and thereafter he will keep confidential all such information and documents produced by or under his direction, furnished or available to him through any other means in connection with his employment, or to which he may otherwise have access in connection with his employment, and which was not otherwise known to him, and that he will not use such information to the Employer's disadvantage or disclose it to any other person, except to the extent that such information or documents are or thereafter become lawfully obtainable from other sources, are in the public domain through no fault on his part, or are consented to in writing by the Employer. Upon termination of his employment, the Employee shall return to the Employer all documents, records, lists, plans, drawings, layouts, specifications, and other documents which are in his possession, which relate to the Employer, and which are covered hereby.

                                  ARTICLE VIII

                                  Termination

      8.1 If the Employee willfully and knowingly commits a criminal act under applicable state or federal law, Employer, at its option, may terminate this Agreement for cause by giving written notice of such termination to the Employee, without prejudice to any other remedy to which the Employer may be entitled at law or in equity including Section 6.1(a); and in such event, all further obligations of the Employer hereunder shall cease and terminate.

      8.2 If this Agreement is terminated prior to the completion of the original term of employment hereunder, for cause in the manner described in
Section 8.1, the Employee shall be entitled to the compensation earned prior to the date of termination, as provided herein, computed pro rata up to and including the date of termination.

      8.3 Should employment be terminated without cause by the Employer, or, even if the Employee voluntarily terminates but the reason therefor is related to the Employer's creation or maintenance of a work environment that is hostile to the Employee, the Employee shall be entitled to all of his compensation set forth herein, subject only to the Employee's reasonable duty to mitigate his damages, and provided that compensation payable to Employee by


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the Employer will be reduced on a dollar for dollar basis to the extent of pre-tax compensation received by Employee from any competitor of the Employer. If employment is terminated by the Employee for any other reason, the Employee shall not be entitled to further compensation hereunder.

                                   ARTICLE IX

                            Miscellaneous Provisions

      9.1 Any notices to be given under this Agreement by either party to the other shall be in writing and may be effected either by personal delivery or by mail, registered or certified, postage prepaid, with return receipt requested. All notices and communications required or permitted to be given hereunder shall be given as follows:

     If to the Employer, to:                 Steel Dynamics, Inc.
                                             Attention:  Keith Busse
                                             12953 Brighton Avenue
                                             Carmel, IN  46032

     With a copy to:                         Mark Chambers, Esq.
                                             444 E. Main Street
                                             Fort Wayne, IN  46802

     If to the Employee, to:                 Mark Millett
                                             Imperial Blvd.
                                             Crawfordsville, IN  47933

     With a copy to:                         Mark Chambers, Esq.
                                             444 E. Main Street
                                             Fort Wayne, IN  46802

or to such other address as either party shall have furnished to the other by like notice. Notices shall be effective as of the third business day subsequent to posting or, if earlier, at the time of actual personal service.

      9.2 This Agreement supersedes all other oral and written agreements between the parties with regard to the Employer's employment of the Employee, including that certain Employment Agreement dated September 7, 1993 between Employer and Employee, and this Agreement contains all of the covenants and agreements between the parties with regard to employment hereunder. There are no promises, representations, conditions, provisions, or terms relating thereto other than those set forth in this Agreement.

      9.3 Based upon and subject to the Employee's representations and warranties to the Employer as set forth in Section 7.3, the Employer hereby agrees that in the event of any claims made against the Employee by his prior employer, including any litigation that may occur as a result thereof, or against the


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Employer and the Employee, and in which the claim is made that the Employee and/or the Employer has violated or is violating any agreement, undertaking, or covenant to which the Employee is or was a party and by which the Employee is bound, the Employer will provide the Employee with a defense against any such claim or litigation, including attorney fees, expenses, and other costs of defense; and the Employer will indemnify and hold the Employee harmless from and against any damages, costs, and attorney fees, or amounts paid in settlement of any such claims; provided, however, that this indemnity and hold harmless agreement shall not apply to any award for punitive damages nor to the extent that the Employee is found to have willfully or intentionally misappropriated any trade secrets, willfully or intentionally violated any such agreement, or misappropriated proprietary documents.

      9.4 This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

      9.5 No waiver by any party of any provision of this Agreement shall be deemed a waiver by such party of such provision in any other instance or a waiver of any other provision hereunder.

      9.6 This Agreement cannot be modified except in writing, signed by the party to be charged.

                                   * * * * *


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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        EMPLOYER:

                                        STEEL DYNAMICS, INC.

                                        BY: /s/ Keith E. Busse
                                            ----------------------------------
                                             KEITH BUSSE, President

                                        Date: June 24, 1994

                                        EMPLOYEE:

                                        /s/ Mark Millett
                                        --------------------------------------
                                        MARK MILLETT

                                        Date: June 24, 1994


                                        HOLDINGS:

                                        STEEL DYNAMICS HOLDINGS, INC.

                                        BY: /s/ Keith E. Busse
                                            ----------------------------------
                                             KEITH BUSSE, President


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